EXHIBIT 4.2

DEMAND PROMISSORY NOTE

US$8,483.50

In consideration of receiving a loan of US$8,483.50, the undersigned CAPITAL MINERAL INVESTORS, INC., of 4745 Caughlin Parkway, Suite 200, Reno, Nevada, USA, 89509, does hereby PROMISE TO PAY to JERRY DIBBLE, of 2035 Blantyre Avenue, Coquitlam, BC, Canada, V3K 1X9, the sum of US$8,483.50, without interest, payable on demand.

The undersigned and each endorser hereof waives demand and presentment for payment, notice of dishonour, notice of nonpayment, protest and notice of this Promissory Note.

DATED at Vancouver, British Columbia, this 15th day of May, 2003.

/s/ "Ailin Wan"	/s/ "Jerry Dibble"
Ailin Wan	Jerry Dibble
Signature of Witness	Capital Mineral Investors, Inc.